Exhibit 99.1

News Release

1401 Harbor Bay Parkway

Alameda, CA 94502

PHONE 510 749 4200

FAX 510 749 6200

www.celera.com

Contact

David Speechly, Ph.D.

Tel: (510) 749-1853

David.Speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA CORPORATION REPORTS THIRD QUARTER CALENDAR 2008 RESULTS

ALAMEDA, CA – October 28, 2008 – Celera (NASDAQ:CRA) today reported net revenues of $45.8 million for the third quarter of calendar 2008 that ended September 27, 2008, compared to $16.1 million in the prior year quarter. The third quarter calendar 2008 results included net revenues from Berkeley HeartLab, Inc. (BHL) and Atria Genetics Inc., which were acquired during the fourth quarter of calendar 2007. Excluding revenues from these acquisitions, Celera’s net revenues for the third quarter of calendar 2008 were $12.9 million.

For the third quarter of calendar 2008, Celera reported a net loss of $7.0 million, or $0.09 per share, compared to net income of $0.7 million, or $0.01 per share, for the prior year quarter. Celera recorded items in the third quarter of calendar 2008 that affected the comparability of results. A breakdown of these items is listed in the reconciliation table below. These items increased the net loss for the quarter by $7.5 million. Net income on a non-GAAP basis, excluding the items listed in the reconciliation table below, was $0.01 per share for the third quarter of calendar 2008 and for the prior year quarter.

“We’re pleased with the growth of both our Lab Services and our Products business segments during the quarter,” said Kathy Ordoñez, Chief Executive Officer of Celera. “We’re also encouraged with the response from physicians who used the recently commercialized KIF6 blood testing service offered by BHL, and look forward to the launch of the testing service in a cheek swab format as part of our Direct-to-Physician strategy for growth.”

Financial Highlights

Celera operates through three reporting segments: a clinical laboratory testing service business (Lab Services); a products business (Products); and a segment which includes other activities under corporate management (Corporate). The Lab Services business, conducted through BHL, offers a broad portfolio of clinical laboratory tests and disease management services to help healthcare providers improve cardiovascular disease treatment regimens for their patients. The Products business develops, manufactures and oversees the commercialization of molecular diagnostic products, most of which are commercialized through the Company’s relationship with Abbott. The Corporate segment includes revenues from royalties, licenses, funded collaborations and milestones related to the licensing of certain intellectual property and from the sale of Celera’s former small molecule and partnered proteomic programs.

•	Revenue by segment for the third quarter of calendar 2008 was as follows:

•	Lab Services revenue was $30.1 million. As noted above, Lab Services revenue consists of sales made by BHL, which was acquired in the fourth quarter of calendar 2007.

•	Products revenue was $10.5 million compared to $4.7 million in the prior year quarter, primarily due to sales of Atria HLA products and a higher equalization payment from Abbott.

•

Corporate revenue was $5.2 million compared to $11.4 million in the prior year quarter. The prior year quarter included revenue of $5.0 million derived from Celera’s former small molecule business. In the third quarter of calendar 2008, Celera did not recognize royalty revenue from Cepheid, one of Celera’s licensees, because Celera changed from an accrual basis to a cash received basis for this license. This was due to limitations in Celera’s ability to estimate the quarterly royalty revenue prior to receipt of payment in the subsequent quarter. Celera will start to record this royalty revenue on a cash received basis in the fourth quarter of calendar 2008. For the twelve months ended June 30, 2008, Celera recorded revenue of $11.6 million from the licensing arrangement with Cepheid.

•

R&D expenses for the third quarter of calendar 2008 were $8.0 million, compared to $10.7 million in the prior year quarter, primarily due to a reduction in spending in discovery research and projects associated with the Abbott alliance. SG&A expenses for the third quarter of calendar 2008 increased to $25.2 million from $8.1 million in the prior year quarter, primarily due to the inclusion of BHL expenses.

•

At September 27, 2008, Celera’s cash and short-term investments were approximately $317 million, compared to approximately $335 million at June 30, 2008. This reduction included an $8.7 million revaluation of securities within Celera’ investment portfolio. The third quarter calendar 2008 results included an impairment loss of $3.2 million relating to certain assets in the portfolio.

Supplemental Financial Information

•

For the third quarter of calendar 2008, total end-user sales of products in the alliance with Abbott were $39.4 million compared to $24.9 million in the prior year quarter. Increased sales of HIV, HCV and HBV RealTime™ viral load assays used on the m2000™ system, cystic fibrosis reagents, HLA products, ViroSeq™ HIV-1 Genotyping System and Fragile X analyte specific reagents (ASRs) all contributed to the year-over-year quarterly growth.

Business and Scientific Developments

•

Following a trial market during the summer, a blood-based KIF6 testing service was broadly commercialized through BHL in July. The BHL KIF6 testing service is based on published research at Celera and identifies people at elevated risk for coronary heart disease that may be reduced by statin therapy. Following the successful launch of the blood-based KIF6 testing service, BHL is now developing a buccal swab version of the test, which it intends to trial market as part of a Direct-to-Physician program in the coming months.

•

In October, Celera appointed Christopher Hall as Chief Business Officer of BHL. Mr. Hall succeeds Frank Ruderman, the former Chairman and CEO of BHL, who is leaving the company to pursue other interests following the successful integration of BHL into Celera.

•

In September, Celera and research collaborators at Brigham and Women’s Hospital published data in Atherosclerosis reporting that a variant of the LPA gene is associated with a two-fold higher risk of major cardiovascular events (myocardial infarction, ischemic stroke and cardiovascular death). This study confirmed our previous findings of an increased risk associated with this LPA variant and showed that the excess risk was eliminated by taking low dose aspirin. This research collaboration has resulted in the filing of a jointly-owned patent application by Brigham and Women’s Hospital and Celera on this gene variant’s association with cardiovascular events and aspirin benefit. Celera has obtained an exclusive worldwide royalty-bearing license to Brigham and Women’s Hospital’s interest in the jointly-owned intellectual property.

•	In August, Celera elected Peter Barton Hutt to its Board of Directors, and separately, Celera appointed Jean Amos Wilson, Ph.D., as Vice President of laboratory operations at BHL.

Outlook for the Second Half of Calendar 2008

Celera’s Board of Directors approved the alignment of the company’s fiscal year with the calendar year, and as part of this process, Celera issued its outlook for the second half of calendar 2008 when it reported its fiscal 2008 results that ended June 30, 2008.

Subject to the inherent risks and uncertainties that may affect Celera’s financial performance, which are detailed in the Forward-Looking Statements section of this release, Celera has the following expectations regarding its financial performance for the second half of calendar 2008 that ends December 27, 2008:

•	Total reported revenues are anticipated to be $89 - $93 million, which now excludes one quarter of royalty revenue from Cepheid as described above.

•	Reported R&D expenses are anticipated to be $16 - $19 million, and SG&A expenses are anticipated to be $48 - $52 million.

•	Celera anticipates EPS of $0.01 - $0.02 on a non-GAAP basis.

•	Amortization of intangibles relating to acquisitions, which are excluded in the determination of non-GAAP earnings per share, are expected to be approximately $5 million.

•	The total pre-tax impact of FAS 123R is expected to be approximately $3 million.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, both historical and forward-looking, and includes earnings per share adjusted to exclude some costs, expenses, gains and losses and other specified items. These measures are not in accordance with, or an alternative for, generally accepted accounting principles, or GAAP, and may be different from non-GAAP financial measures used by other companies. Among the items included in GAAP earnings but excluded for purposes of determining adjusted earnings or other non-GAAP financial measures that we present are: impairment of short-term investments; restructuring and employee-related charges, including severance expenses; and amortization of purchased intangible assets. We believe the presentation of non-

GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of our ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets, and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. To the extent this release contains historical non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes. However, in the case of forward-looking non-GAAP financial measures, we have not provided corresponding forward-looking GAAP financial measures because these measures are not accessible to us. We cannot predict the occurrence, timing or amount of all non-GAAP items that we exclude from our non-GAAP financial measures but which could potentially be significant to the calculation of our GAAP financial measures for future calendar periods.

Financial Information

The information provided in this release includes historical financial information for Celera Corporation for the three months ended September 30, 2007, which has been adjusted to show our results of operations as though we were a separate company. Prior to July 1, 2008, our results were attributable to the Celera Group of Applera Corporation (now Applied Biosystems, Inc.) and reported as a business segment of Applera Corporation.

Conference Call & Webcast

A conference call will be held today at 4:30 p.m. (ET) to discuss these results and other matters related to the businesses when Kathy Ordoñez, Chief Executive Officer, and Joel Jung, Chief Financial Officer, will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (866) 202-4367, or (617) 213-8845 for international callers, and enter passcode 14055970 at any time from 4:15 p.m. (ET) until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Media and Investors” section on www.celera.com. A digital recording will be available approximately two hours after the completion of the conference call on October 28 until November 11, 2008. Interested parties should call (888) 286-8010, or (617) 801-6888 for international callers, and enter passcode 85325708.

About Celera

Celera is a healthcare business delivering personalized disease management through a combination of products and services incorporating proprietary discoveries. Berkeley HeartLab, a subsidiary of Celera, offers services to predict cardiovascular disease risk and improve patient management. Celera also commercializes a wide range of molecular diagnostic products through its strategic alliance with Abbott and has licensed other relevant diagnostic technologies developed to provide personalized disease management in cancer and liver diseases. Information about Celera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking statements are based on Celera’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a

“safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Celera notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera’s business include but are not limited to: (1) Celera may not successfully integrate the business and workforce of Berkeley HeartLab, or BHL, which has approximately doubled Celera’s workforce, and it may not successfully operate and grow this business as planned, among other reasons due to the fact BHL operates in the regulated clinical laboratory testing market, a new business area for Celera; (2) the sale of clinical laboratory testing services and diagnostic products is dependent on government insurance programs such as Medicare and private insurance companies accepting the use of those services and products as medically necessary and worthy of reimbursement; (3) the revenue generated from the sale of clinical laboratory testing services and diagnostic products is highly dependent on the amounts that these government and private payors will pay for the services and products, and these amounts may be reduced in response to ongoing efforts by these payors to control healthcare costs; (4) Celera’s clinical laboratory testing services are subject to a wide variety of federal and state laws and regulations that govern, for example, clinical testing of human specimens, improper kickbacks or referrals to healthcare providers, and the privacy and security of patient data, and failure to comply with these laws and regulations could cause an interruption in operations, damage to our reputation, exclusion from participation in healthcare programs, fines or other legal penalties, and damages payable to patients or others; (5) Celera depends on physicians, laboratories, and others to collect and process patient specimens and send them overnight via Federal Express to its clinical laboratory for testing, and any interruption or delay in the delivery of specimens could cause them to spoil, prevent testing, and harm Celera’s business; (6) Celera’s commercialization of diagnostic products is substantially dependent on maintaining its existing strategic alliance with Abbott Laboratories and entering into new collaborations, alliances, and similar arrangements with other companies, which may not be successful; (7) clinical trials of diagnostic products may not proceed as anticipated, may take several years and be very expensive, and may not be successful; (8) diagnostic products may not receive required regulatory clearances or approvals; (9) the markets for clinical laboratory testing services and diagnostic products are very competitive, healthcare providers may prefer to use better-known laboratories for clinical testing, and healthcare providers may not accept new diagnostic products developed by Celera or its collaborators; (10) the U.S. Food and Drug Administration has issued an interpretation of the regulations governing the sale of Analyte Specific Reagent products which could harm Celera’s business because the interpretation may require regulatory clearance or approval for some existing Celera and Abbott products that to date have been sold without clearance or approval, and because it may make development of new Analyte Specific Reagent products more difficult; (11) the FDA has issued draft guidance on a new class of complex laboratory-developed tests that may require our clinical laboratory to obtain regulatory clearance or approval before it can perform these tests and that may require other laboratories to obtain regulatory clearance or approval for these complex tests before they can perform clinical testing using our diagnostic products or based on intellectual property licensed from us; (12) Celera relies on access to biological materials and related clinical and other information for some of its research and development efforts, and such materials and information may be in limited supply or inaccessible to Celera; (13) Celera may be subject to product liability or other claims as a result of its clinical laboratory testing services or the testing or use of its or its collaborators’ or licensees’ diagnostic products; (14) Celera relies on scientific and management personnel having the necessary training and technical backgrounds and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera or who may compromise the confidentiality of Celera’s proprietary information; (15) Celera may be subject to liabilities related to its use, manufacture, sale, and distribution of hazardous materials; (16) Celera’s ability to protect its intellectual property is uncertain, its ability to protect its trade secrets is limited, Celera is subject to the risk of infringement claims, and it may need to license intellectual property from third parties to avoid or settle such claims; (17) Celera is dependent on the operation of computer hardware, software, and Internet applications and related technology; (18) an adverse outcome in legal proceedings involving Abbott could harm Celera’s business and subject it to liabilities; (19) legal, ethical, and social issues related to the use of genetic information could adversely affect demand for Celera’s clinical laboratory testing services and diagnostic products; (20) future acquisitions by Celera may not be successful, may divert management from operations, may cause dilution, and may result in impairment or other charges; (21) the outcome of the existing stockholder litigation is uncertain; (22) Celera relies on a single laboratory testing facility and a single manufacturing facility, it would be difficult to repair, replace, or expand these facilities on a timely basis should that be necessary due to, for example, significant damage caused by natural disaster or other events or a substantial and unexpected increase in demand for products or services, and Celera does not have any backup facilities or arrangements should these events occur; (23) Celera relies on a single supplier or a limited number of suppliers for some kits used for its clinical laboratory testing services and some key components for manufacturing its diagnostic products; and (24) other factors that might be described from time to time in Celera’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Celera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

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Copyright© 2008. Celera Corporation. All Rights Reserved. Celera is a registered trademark of Celera Corporation or its subsidiaries in the U. S. and/or certain other countries.

CELERA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (i)

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended
	September 27, 2008	September 30, 2007
Net revenues	$45.8	$16.1
Cost of sales	14.6	3.1

Gross margin	31.2	13.0
Selling, general and administrative	25.2	8.1
Research and development	8.0	10.7
Amortization of purchased intangible assets	2.5	—
Employee-related charges, asset impairments and other	1.8	—

Operating loss	(6.3)	(5.8)
Loss on investments	3.2	—
Interest income, net	2.5	7.2
Other expense, net	—	0.3

(Loss) income before income taxes	(7.0)	1.1
Provision for income taxes	—	0.4

Net (loss) income	$(7.0)	$0.7

Net (loss) income per share:
Basic and diluted	$(0.09)	$0.01
Weighted average number of common shares:
Basic	80,184,000	79,081,000	(ii)
Diluted	80,184,000	80,301,000	(ii)

(i)	Prior to July 1, 2008 Celera was a reportable segment of Applied Biosystems, Inc. (formerly Applera Corporation). The statement of operations for the three months ended September 30, 2007 was prepared on a combined basis and included in Applied Biosystems’ consolidating financial information. The statement of operations for the three months ended September 27, 2008 reflects the consolidated results of Celera Corporation following the completion of the split-off from Applied Biosystems on July 1, 2008.

(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the basic and fully diluted weighted average number of shares of Applied Biosystems, Inc. (formerly Applera Corporation) - Celera Group Common Stock outstanding for the period ended September 30, 2007.

CELERA CORPORATION

REVENUES BY SEGMENT FROM EXTERNAL CUSTOMERS

(Dollar amounts in millions)

(Unaudited)

	Three months ended
	September 27, 2008	September 30, 2007	Change
Lab Services	$30.1	$—
% of total revenues	66%	—
Products	10.5	4.7	123%
% of total revenues	23%	29%
Corporate	5.2	11.4	(54%)
% of total revenues	11%	71%

Total revenue	$45.8	$16.1	184%

CELERA CORPORATION

RECONCILIATION OF GAAP AMOUNTS TO NON-GAAP AMOUNTS

(Dollar amounts in millions, except per share amounts)

(Unaudited)

	Three months ended
	September 27, 2008	September 30, 2007
GAAP (loss) income before income taxes	$(7.0)	$1.1
Impairment of short-term investments	3.2	—
Amortization of purchased intangible assets	2.5	—
Employee related charges	1.8	—

Non-GAAP income before income taxes	$0.5	$1.1

GAAP and non-GAAP provision for income taxes	$—	$0.4

GAAP net (loss) income	$(7.0)	$0.7

Non-GAAP net income	$0.5	$0.7

GAAP diluted net (loss) income per share	$(0.09)	$0.01
Non-GAAP diluted net income per share	$0.01	$0.01
Weighted average number of common shares used to calculate:
GAAP diluted net (loss) income per share	80,184,000 (i)	80,301,000	(ii)
Non-GAAP diluted net income per share	81,339,000	80,301,000	(ii)

(i)	Restricted stock awards and options to purchase shares of Celera Corporation common stock have been excluded because their effect is antidilutive.

(ii)	The weighted average number of shares of Celera Corporation common stock assumed to be outstanding is equal to the fully diluted weighted average number of shares of Applied Biosystems, Inc. (formerly Applera Corporation) - Celera Group Common Stock outstanding for the period ended September 30, 2007.